Exhibit 99.1
P.F. Chang’s China Bistro, Inc.

7676 E. Pinnacle Peak Road • Scottsdale, Arizona 85255

	Contact:	Laura Cherry
For Immediate Release	Phone:	480.888.3212
	Mobile:	602.725.6365
Ken May Joins P.F. Chang’s Board of Directors
SCOTTSDALE, ARIZONA — May 1, 2007 — P.F. Chang’s China Bistro, Inc. (NASDAQ:PFCB) has announced the addition of Kenneth A. May to its board of directors.
“I am pleased to have Ken join the board of directors of P.F. Chang’s. His wealth of experience will be an invaluable asset as we continue the strategic growth and development of our company,” said Rick Federico, chairman and CEO.
Mr. May is the president and CEO of FedEx Kinko’s Office and Print Services, an operating company of FedEx Corp. (NYSE: FDX). In this role, he is responsible for FedEx Kinko’s strategic direction, product and service vision, as well as the growth and development for more than 1,600 locations and 20,000 team members in 11 countries. He also serves on the Senior Management Committee for FedEx.
Mr. May joined FedEx Kinko’s in 2004 as executive vice president and COO bringing more than two decades of FedEx experience to FedEx Kinko’s. Mr. May’s career with FedEx began in 1982. During his tenure with FedEx, Mr. May held various domestic and international senior management level positions responsible for operations and strategic planning and development.
P.F. Chang’s China Bistro, Inc. owns and operates three restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and attentive service in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine in a relaxed, warm environment offering friendly counter service and take-out flexibility. Taneko Japanese Tavern features natural, organic and seasonal ingredients highlighting the diverse cooking styles of Japan.
As of March 31, 2007, P.F. Chang’s China Bistro Inc. has 153 Bistro locations and 115 Pei Wei locations across the country.
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pfchangs.com • peiwei.com